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Constellation Brands Reports Record Second Quarter
Net Sales; Results In Line With Expectations

HIGHLIGHTS
•	Net sales of $1.2 billion, up 15% over prior year
•	Reported net income up 2% to $82.4 million
•	Reported diluted EPS of $0.34 compared with $0.35 for the prior year
•	Comparable basis net income up 20% to $98.1 million
•	Comparable basis diluted EPS up 17% to $0.41
•	Net sales for wines segment up 19%
•	Net sales for imported beers up 9%
•	Net sales for spirits up 2%
•	Company updates fiscal year 2006 EPS guidance, provides third quarter EPS guidance

FAIRPORT, N.Y., Oct. 6, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported net sales of $1.2 billion for the second quarter of fiscal 2006, up 15 percent over prior year.
“Strong performance by our U.S. branded wine and imported beers businesses, together with the addition of Robert Mondavi brands, resulted in another solid quarter of financial performance,” stated Richard Sands, Constellation Brands chairman and chief executive officer.
Net sales for the second quarter of fiscal 2006 included $110.2 million
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from sales of brands from the December 2004 acquisition of The Robert Mondavi Corporation (“Robert Mondavi”) and $11.8 million from sales of Ruffino brands. In December 2004, the company purchased a 40 percent interest in Ruffino S.r.l. (“Ruffino”) and on Feb. 1, 2005, the company began distributing Ruffino’s products in the United States. Excluding Robert Mondavi and Ruffino brands, net sales grew three percent. “While this growth was a little lower than expected, it reflects tougher trading conditions in the U.K. market, impacting both our U.K. wholesale and branded business,” stated Sands. “We are addressing this by focusing on margin improvements in other areas of our business.”
Operating income, as reported under generally accepted accounting principles (“reported”), totaled $174.2 million, for the second quarter of fiscal 2006, or 14.6 percent of net sales, compared with $156.2 million or 15.1 percent of net sales for the second quarter of fiscal 2005. Reported net income for the second quarter increased two percent to $82.4 million, while diluted earnings per share for the second quarter totaled $0.34 compared with $0.35 for the prior year second quarter. Second quarter fiscal 2006 diluted earnings per share were impacted by additional shares outstanding.
Second quarter fiscal 2006 and 2005 reported results include acquisition-related integration costs, restructuring and related charges and unusual items. Net income and diluted earnings per share, on a comparable basis, exclude these costs, charges and items. Second quarter operating income, on a comparable basis, was $197.0 million or 16.5 percent of net sales, compared with $158.3 million or 15.3 percent for the prior year period. Second quarter net income and diluted earnings per share, on a comparable basis, increased 20 percent to $98.1 million and 17 percent to $0.41, respectively.
“We are pleased by the excellent operating margin expansion in the quarter,” stated Sands. “The margin expansion and solid bottom line performance were driven by true growth in the right categories, and demonstrates the benefits of our diversified product portfolio and geographic
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markets.”
Constellation Wines Results
For the second quarter fiscal 2006, Constellation wines net sales totaled $800.2 million, up 19 percent.
Branded wine net sales increased 35 percent to reach $556.4 million, driven by the Robert Mondavi and Ruffino brands and five percent growth in the base business, including a one percent benefit from currency.
Net sales of branded wine in the United States increased 59 percent, primarily driven by the addition of Robert Mondavi and Ruffino brands. “The integration of these premium brands into our U.S. marketing and selling infrastructure is complete,” said Sands, who added, “As a result, we experienced robust marketplace trends as the Woodbridge, Robert Mondavi Private Selection, Robert Mondavi Winery and Ruffino brands generated solid volume gains during the last 12-week reporting period through Sept. 4, 2005, based on Information Resources, Inc.’s (IRI) food and drug channel data, compared with prior year results.”
The Icon Estates (formerly Franciscan Estates) portfolio, together with new products from Constellation Wine U.S., including Monkey Bay and Twin Fin, also contributed to growth in the quarter.
“Monkey Bay Sauvignon Blanc is currently the top selling branded wine from New Zealand according to IRI data and our Twin Fin family of varietals epitomizing the California lifestyle has become the top-selling brand of all new wines introduced to date in calendar year 2005,” stated Sands. “These brands have been embraced by consumers and retailers. Their success, together with other new offerings such as Four Emus and Kelly’s Revenge from Australia, demonstrates the strength of our winemaking, selling and marketing teams’ ability to produce concept wines that appeal to consumers’ demand for fun-loving, fruit-forward wines of quality that fit their lifestyle.”

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Continued growth in Blackstone, Ravenswood, Simi, Estancia and other brands in the portfolio reflects the ongoing consumer trend of trading up to premium, super-premium and fine wine brands in the marketplace.
Branded wine net sales in Europe were flat, including a two percent negative impact from currency. On a constant currency basis, branded wine net sales in Europe grew two percent, reflecting intensely competitive and challenging market conditions in the U.K.
“By leveraging our leadership position, our branded wine volume in the U.K. continues to grow and we are strengthening our relationships with major retailers as we navigate through this dynamic retail environment,” said Sands. “Robert Mondavi Woodbridge landed on the shelves of major U.K. retailers at the end of August, and while the rollout is still underway, early marketplace feedback has been positive and we are enthusiastic about the potential for this brand as we head into the key holiday selling season. Additionally, our growth in mainland Europe continues to be strong.”
Branded wine net sales in Australasia were down one percent, including a seven percent benefit from currency. Year over year sales comparisons were impacted by timing of shipments. Based on ACNielsen data for the second quarter of fiscal 2006, the company’s portfolio continues to grow in the Australian off-premise channel, while maintaining its leadership position in a competitive retail environment.
Wholesale and other net sales decreased six percent for the quarter, including a two percent negative impact from currency. Slight growth in the U.K. wholesale business was more than offset by a reduction in net sales of cider, bottled water and the divested commodity concentrate business.
Constellation wines operating income for the quarter totaled $123.7 million, a 41 percent increase over the second quarter of fiscal 2005. Segment operating margin for the quarter was 15.5 percent compared with 13.1 percent

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for the prior year, reflecting the benefit of improved sales mix, due in part to the addition of the Robert Mondavi portfolio and improved pricing in the U.S. popular wine portfolio.
Earlier this week, Constellation Wines U.S. initiated a program to consolidate certain west coast production processes through a combination of investment in new assets, reconfiguration of certain existing assets and a small reduction in personnel. This will result in greater asset utilization and increased efficiencies while reducing ongoing operating costs. This program is expected to be substantially complete by early fiscal 2007.
Constellation Beers and Spirits Results
Net sales for Constellation beers and spirits for the second quarter fiscal 2006 reached $391.7 million, a seven percent increase over the prior year period. Imported beers posted a nine percent increase in net sales for the quarter due to volume gains for the company’s Modelo, St. Pauli Girl and Tsingtao products.
“Our premium beer portfolio significantly outperformed the category in the quarter and showed strong growth in a competitive market as consumers continued to trade up,” explained Sands. “We continue to see Corona’s brand equity increase with consumers, retailers and distributors as the result of an incredibly effective marketing effort anchored by a lifestyle advertising campaign message that’s remained as consistent as the quality of Corona for many years.”
Total spirits net sales for the second quarter increased two percent on flat branded spirits net sales and an increase in the company’s contract production services. Led by Black Velvet Canadian Whisky, the company’s branded spirits products grew approximately two percent, calendar year-to-date through Sept. 4, 2005, based on IRI food and drug channel data, compared with prior year results.
“On August 1, we began importing and marketing Meukow Cognac, a premium product line in the U.S.,” said Sands. “Like Effen Vodka, Meukow is a small, yet growing brand that supports our strategy to invest in premium spirits
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brands in growing categories. We believe our U.S. distribution capabilities will accelerate the growth of this award-winning brand. Effen and Meukow join new product rollouts underway for Balblair single-malt scotch and Danfield’s Canadian Whisky, while the rollout for Ridgemont Reserve 1792 Kentucky Bourbon, introduced late last year, is nearly complete. All of these are examples of our focus on expanding Constellation Brands’ premium spirits portfolio and generating additional true growth.”
Operating income for Constellation beers and spirits totaled $87.6 million for the second quarter, an increase of five percent over the prior year. This segment’s operating margin for the quarter was 22.4 percent compared with 22.9 percent for the prior year, reflecting a higher growth rate for beer, which has a lower operating margin than spirits.
Pro Forma Net Sales
For the quarter, pro forma net sales, which include $103.8 million of sales from Robert Mondavi for the prior year second quarter, increased four percent. Pro forma branded wine net sales for the quarter increased eight percent, including a one percent benefit from currency. The robust second quarter performance for the Robert Mondavi portfolio reflects renewed focus on brand-building.
Summary
“During the second quarter of our fiscal 2006 the price of petroleum products moved into uncharted territory, tragic and senseless terrorist attacks rocked London and Hurricane Katrina ravaged the U.S. Gulf Coast. Our hearts go out to those impacted by these adversities. While these current events could have become distractions, Constellation’s 8,500 employees around the world remained focused on delivering results and additional true growth opportunities to increase shareholder value,” stated Sands. “We believe that in turbulent times the best course is always a steady one.”

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Outlook
The table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the third quarter ending Nov. 30, 2005, and fiscal year ending Feb. 28, 2006. This is compared to actual diluted earnings per share both on a reported basis and a comparable basis for the third quarter ended Nov. 30, 2004, and fiscal year ended Feb. 28, 2005.
With respect to the table, the reported basis and comparable basis estimates are subject to final purchase accounting adjustments related to the Robert Mondavi acquisition and the investment in Ruffino. The reported basis and comparable basis estimates exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment,” which the company is required to adopt for interim periods beginning March 1, 2006. Reconciliations of reported information to comparable information are included in this media release.
Constellation Brands Third Quarter and Fiscal Year 2006
Diluted Earnings Per Share Outlook
	Reported Basis		Comparable Basis
	FY06 Estimate	FY05 Actual	FY06 Estimate	FY05 Actual
Third Quarter Ending Nov. 30	$0.40 - $0.43	$0.42	$0.48 - $0.51	$0.42
Fiscal Year Ending Feb. 28	$1.39 - $1.43	$1.19	$1.56 - $1.60	$1.35

Full-year guidance includes the following assumptions:

•	Consolidated net sales growth in the mid-teens, including the benefit of 10 additional months of Robert Mondavi.
•	Interest expense in the range of $190-$195 million.
•
Tax rate of approximately 33 percent on a reported basis, which includes a benefit of three percent as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations, and 36 percent on a comparable basis, which excludes the aforementioned three percent benefit.

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•	Approximately 240 million weighted average diluted shares.
•	Cash provided by operating activities in the range of $380-$400 million.
•	Capital expenditures to approximate $140 million.
•	Debt of approximately $2.9 billion at Feb. 28, 2006.

Common Stock Splits
All share and per share amounts in this press release, including within the financial information, reflect the effect of the company’s two-for-one stock splits of its Class A and Class B common stock that were distributed in the form of stock dividends on May 13, 2005 to stockholders of record on April 29, 2005.
Quarterly Conference Call
A conference call to discuss second quarter fiscal 2006 results and outlook will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, Oct. 6, 2005 at 5:00 p.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.
Explanations
Net income and diluted earnings per share on a comparable basis exclude acquisition-related integration costs, restructuring and related charges and unusual items. Pro forma net sales give effect to the Robert Mondavi acquisition as if the company had owned Robert Mondavi in the same period a year ago. The company discusses results on a comparable basis and pro forma basis in order to give investors better insight on underlying business trends from continuing operations. Management uses the comparable basis measures in evaluating results from continuing operations.
Tables reconciling the above measures, as well as other related financial measures to reported results are included in this release. For a detailed
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discussion of these items, please see the section “Items Affecting Comparability” following the financial information. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.
About Constellation
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi and Robert Mondavi Winery brands. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.
FORWARD-LOOKING STATEMENTS
The statements made under the heading Outlook (collectively, the “Outlook”), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the company’s quiet period, beginning Nov. 17, 2005, the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
Beginning Nov. 17, 2005, Constellation will observe a “quiet period” during which the Outlook no longer constitutes the company’s current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the company.
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The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for third quarter 2006 and fiscal 2006, and (ii) the company’s estimated diluted earnings per share on a comparable basis for third quarter 2006 and fiscal 2006, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Robert Mondavi business into that of the company; final management determinations and independent appraisals vary materially from current management estimates of (i) the fair value of assets acquired and liabilities assumed in the Robert Mondavi acquisition and (ii) the fair value of assets and liabilities of Ruffino; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in interest rates and foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2005.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 31, 2005	February 28, 2005
ASSETS
CURRENT ASSETS:
Cash and cash investments	$18,667	$17,635
Accounts receivable, net	890,639	849,642
Inventories	1,615,571	1,607,735
Prepaid expenses and other	209,629	259,023
Total current assets	2,734,506	2,734,035
PROPERTY, PLANT AND EQUIPMENT, net	1,439,735	1,596,367
GOODWILL	2,174,225	2,182,669
INTANGIBLE ASSETS, net	886,983	945,650
OTHER ASSETS, net	227,924	345,451
Total assets	$7,463,373	$7,804,172

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$71,509	$16,475
Current maturities of long-term debt	213,358	68,094
Accounts payable	362,084	345,254
Accrued excise taxes	70,702	74,356
Other accrued expenses and liabilities	589,285	633,908
Total current liabilities	1,306,938	1,138,087
LONG-TERM DEBT, less current maturities	2,704,467	3,204,707
DEFERRED INCOME TAXES	356,238	389,886
OTHER LIABILITIES	261,711	291,579
STOCKHOLDERS' EQUITY	2,834,019	2,779,913
Total liabilities and stockholders' equity	$7,463,373	$7,804,172

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended	Percent
	August 31, 2005	August 31, 2004	Change
Sales	$1,468,665	$1,300,242	13%
Excise taxes	(276,706)	(263,301)	5%
Net sales	1,191,959	1,036,941	15%
Cost of product sold	(843,959)	(747,258)	13%
Gross profit	348,000	289,683	20%
Selling, general and administrative expenses	(163,717)	(132,355)	24%
Acquisition-related integration costs	(7,824)	-	N/A
Restructuring and related charges	(2,262)	(1,169)	93%
Operating income	174,197	156,159	12%
Equity in (loss) earnings of equity method investees	(254)	200	-227%
Interest expense, net	(46,885)	(30,400)	54%
Income before income taxes	127,058	125,959	1%
Provision for income taxes	(44,638)	(45,345)	-2%
Net income	82,420	80,614	2%
Dividends on preferred stock	(2,451)	(2,451)	0%
Income available to common stockholders	$79,969	$78,163	2%

Earnings per common share:
Basic - Class A Common Stock	$0.37	$0.37	0%
Basic - Class B Common Stock	$0.33	$0.33	0%
Diluted	$0.34	$0.35	-3%

Weighted average common shares outstanding:
Basic - Class A Common Stock	196,520	190,902	3%
Basic - Class B Common Stock	23,905	24,098	-1%
Diluted	239,071	232,293	3%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$556,367	$413,563	35%
Wholesale and other	243,852	258,161	-6%
Net sales	$800,219	$671,724	19%
Constellation Beers and Spirits
Imported beers	$314,199	$289,137	9%
Spirits	77,541	76,080	2%
Net sales	$391,740	$365,217	7%
Consolidated net sales	$1,191,959	$1,036,941	15%

Operating income:
Constellation Wines	$123,742	$87,745	41%
Constellation Beers and Spirits	87,585	83,811	5%
Corporate Operations and Other	(14,290)	(13,256)	8%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(22,840)	(2,141)	967%
Consolidated operating income	$174,197	$156,159	12%

(a)   Acquisition-related integration costs, restructuring and related charges, and unusual costs for Second Quarter 2006 include acquisition-related integration costs of $7,824 and the flow through of adverse grape cost of $6,420 associated with the Robert Mondavi acquistion,  Allied Domecq due diligence costs of $3,792, the flow through of inventory step-up of $2,542 associated with the Robert Mondavi acquisition and equity method investees, and restructuring and related charges of $2,262 associated primarily with the Robert Mondavi acquisition. Acquisition-related integration costs, restructuring and related charges, and unusual costs for Second Quarter 2005 include restructuring and related charges associated with the Company's further realignment of business operations within the Company's wine segment of $1,169, and the flow through of inventory step-up associated with the Hardy acquisition of $972.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Six	For the Six
	Months Ended	Months Ended	Percent
	August 31, 2005	August 31, 2004	Change
Sales	$2,834,974	$2,474,557	15%
Excise taxes	(546,480)	(510,311)	7%
Net sales	2,288,494	1,964,246	17%
Cost of product sold	(1,634,488)	(1,424,101)	15%
Gross profit	654,006	540,145	21%
Selling, general and administrative expenses	(321,581)	(270,783)	19%
Acquisition-related integration costs	(14,263)	-	N/A
Restructuring and related charges	(4,142)	(2,782)	49%
Operating income	314,020	266,580	18%
Equity in (loss) earnings of equity method investees	(796)	262	-404%
Interest expense, net	(94,180)	(60,681)	55%
Income before income taxes	219,044	206,161	6%
Provision for income taxes	(60,925)	(74,218)	-18%
Net income	158,119	131,943	20%
Dividends on preferred stock	(4,902)	(4,902)	0%
Income available to common stockholders	$153,217	$127,041	21%

Earnings per common share:
Basic - Class A Common Stock	$0.70	$0.60	17%
Basic - Class B Common Stock	$0.64	$0.54	19%
Diluted	$0.66	$0.57	16%

Weighted average common shares outstanding:
Basic - Class A Common Stock	196,042	190,171	3%
Basic - Class B Common Stock	23,930	24,107	-1%
Diluted	238,611	231,176	3%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$1,051,723	$777,446	35%
Wholesale and other	499,079	505,396	-1%
Net sales	$1,550,802	$1,282,842	21%
Constellation Beers and Spirits
Imported beers	$574,632	$526,033	9%
Spirits	163,060	155,371	5%
Net sales	$737,692	$681,404	8%
Consolidated net sales	$2,288,494	$1,964,246	17%

Operating income:
Constellation Wines	$219,735	$155,404	41%
Constellation Beers and Spirits	163,575	151,663	8%
Corporate Operations and Other	(28,583)	(25,125)	14%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(40,707)	(15,362)	165%
Consolidated operating income	$314,020	$266,580	18%

(a)   Acquisition-related integration costs, restructuring and related charges, and unusual costs for Six Months 2006 include acquisition-related integration costs of $14,263 and the flow through of adverse grape cost of $13,940 associated primarily with the Robert Mondavi acquisition, the flow through of inventory step-up of $4,570 associated primarily with the Robert Mondavi acquisition and equity method investees, restructuring and related charges of $4,142 associated primarily with the Robert Mondavi acquisition, and Allied Domecq due diligence costs of $3,792. Acquisition-related integration costs, restructuring and related charges, and unusual costs for Six Months 2005 include financing costs associated with the Company's redemption of senior notes of $10,313, restructuring and related charges associated with the Company's further realignment of business operations within the Company's wine segment of $2,782, and the flow through of inventory step-up associated with the Hardy acquisition of $2,267.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six	For the Six
	Months Ended	Months Ended
	August 31, 2005	August 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$158,119	$131,943

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Proceeds from settlement of interest rate swap contracts	30,269	-
Depreciation of property, plant and equipment	54,087	43,311
Deferred tax provision	33,301	14,884
Amortization of intangible and other assets	4,051	5,756
Loss on disposal of assets	1,737	2,813
Equity in loss (earnings) of equity method investees	796	(262)
Stock-based compensation expense	67	53
Amortization of discount on long-term debt	39	35
Noncash portion of loss on extinguishment of debt	-	1,799
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(66,083)	(169,792)
Inventories	(74,478)	(119,808)
Prepaid expenses and other current assets	(5,526)	(36,251)
Accounts payable	44,561	145,195
Accrued excise taxes	(2,221)	22,085
Other accrued expenses and liabilities	(3,928)	20,502
Other, net	(669)	(8,113)
Total adjustments	16,003	(77,793)
Net cash provided by operating activities	174,122	54,150

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	111,963	1,024
Proceeds from sale of equity method investment	35,953	-
Proceeds from sale of businesses	17,861	-
Purchases of property, plant and equipment	(62,962)	(50,910)
Investment in equity method investee	(2,286)	-
Payment of accrued earn-out amount	(1,648)	(1,339)
Other investing activities	(5,008)	-
Net cash provided by (used in) investing activities	93,873	(51,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(336,677)	(234,676)
Payment of preferred stock dividends	(4,902)	(4,902)
Net proceeds from notes payable	55,050	192,472
Exercise of employee stock options	17,334	17,351
Proceeds from employee stock purchases	3,044	2,432
Payment of issuance costs of long-term debt	-	(901)
Net cash used in financing activities	(266,151)	(28,224)

Effect of exchange rate changes on cash and cash investments	(812)	(2,069)

NET INCREASE (DECREASE) IN CASH AND CASH INVESTMENTS	1,032	(27,368)
CASH AND CASH INVESTMENTS, beginning of period	17,635	37,136
CASH AND CASH INVESTMENTS, end of period	$18,667	$9,768

RECONCILIATION OF REPORTED AND COMPARABLE INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, the following items, when appropriate, are excluded from comparable results:
the flow through of adverse grape cost associated with the Robert Mondavi acquisition; the flow through of inventory step-up associated with acquisitions and investments in equity method investees; accelerated depreciation costs in connection with the U.S. West Coast facility rationalization, financing costs associated with the Company's redemption of senior notes and repayment of the Company's prior credit agreement; due diligence costs associated with the Company's evaluation of a potential offer for Allied Domecq; net gain on the sale of non-strategic assets; gain on transaction termination; acquisition-related integration costs associated with the Robert Mondavi acquisition; restructuring and related charges associated with the
Company's realignment of business operations within the Company's wine segment, the Robert Mondavi acquisition and the U.S. West Coast facility rationalization; and the income tax adjustment in connection with the reversal of an income tax accrual related to the completion of various income tax examinations. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a
historical reconciliation between reported and comparable information.

	For the Three		For the Three		For the Six		For the Six
	Months Ended		Months Ended		Months Ended		Months Ended
	August 31, 2005	Margin	August 31, 2004	Margin	August 31, 2005	Margin	August 31, 2004	Margin

Reported net sales	$1,191,959	100.0%	$1,036,941	100.0%	$2,288,494	100.0%	$1,964,246	100.0%

Reported gross profit	$348,000	29.2%	$289,683	27.9%	$654,006	28.6%	$540,145	27.5%
Adverse grape cost	6,420	0.5%	-	0.0%	13,940	0.6%	-	0.0%
Inventory step-up	2,542	0.2%	972	0.1%	4,570	0.2%	2,267	0.1%
Comparable gross profit	$356,962	29.9%	$290,655	28.0%	$672,516	29.4%	$542,412	27.6%

Reported operating income	$174,197	14.6%	$156,159	15.1%	$314,020	13.7%	$266,580	13.6%
Acquisition-related integration costs	7,824	0.7%	-	0.0%	14,263	0.6%	-	0.0%
Adverse grape cost	6,420	0.5%	-	0.0%	13,940	0.6%	-	0.0%
Allied Domecq due diligence costs	3,792	0.3%	-	0.0%	3,792	0.2%	-	0.0%
Inventory step-up	2,542	0.2%	972	0.1%	4,570	0.2%	2,267	0.1%
Restructuring and related charges	2,262	0.2%	1,169	0.1%	4,142	0.2%	2,782	0.1%
Financing costs	-	0.0%	-	0.0%	-	0.0%	10,313	0.5%
Comparable operating income	$197,037	16.5%	$158,300	15.3%	$354,727	15.5%	$281,942	14.4%

Reported net income	$82,420	6.9%	$80,614	7.8%	$158,119	6.9%	$131,943	6.7%
Income tax adjustment	-	0.0%	-	0.0%	(16,208)	-0.7%	-	0.0%
Acquisition-related integration costs	5,075	0.4%	-	0.0%	9,009	0.4%	-	0.0%
Adverse grape cost	4,165	0.3%	-	0.0%	8,760	0.4%	-	0.0%
Allied Domecq due diligence costs	2,460	0.2%	-	0.0%	2,460	0.1%	-	0.0%
Inventory step-up	2,463	0.2%	622	0.1%	4,534	0.2%	1,451	0.1%
Restructuring and related charges	1,468	0.1%	748	0.1%	2,617	0.1%	1,780	0.1%
Financing costs	-	0.0%	-	0.0%	-	0.0%	6,601	0.3%
Comparable net income	$98,051	8.2%	$81,984	7.9%	$169,291	7.4%	$141,775	7.2%

Reported diluted earnings per share	$0.34		$0.35		$0.66		$0.57
Income tax adjustment	-		-		(0.07)		-
Acquisition-related integration costs	0.02		-		0.04		-
Adverse grape cost	0.02		-		0.04		-
Allied Domecq due diligence costs	0.01		-		0.01		-
Inventory step-up	0.01		-		0.02		0.01
Restructuring and related charges	0.01		-		0.01		0.01
Financing costs	-		-		-		0.03
Comparable diluted earnings per share (1)	$0.41		$0.35		$0.71		$0.61

(1) May not sum due to rounding as each item is computed independently.

RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

	Range for the Quarter Ending November 30, 2005			Range for the Year Ending February 28, 2006

Forecasted reported diluted earnings per share	$0.40	$0.43		$1.39	$1.43
Adverse grape cost	0.02	0.02		0.07	0.07
Inventory step-up	0.02	0.02		0.05	0.05
U.S. West Coast facility rationalization	0.02	0.02		0.03	0.03
Acquisition-related integration costs	0.01	0.01		0.05	0.05
Restructuring and related charges	0.01	0.01		0.03	0.03
Allied Domecq due diligence costs	-	-		0.01	0.01
Income tax adjustment	-	-		(0.07)	(0.07)
Forecasted comparable diluted earnings per share	$0.48	$0.51		$1.56	$1.60

	Actual For the Three Months Ended November 30, 2004			Actual For the Year Ended February 28, 2005

Reported diluted earnings per share	$0.42			$1.19
Financing costs	-			0.09
Adverse grape cost	-			0.03
Acquisition-related integration costs	-			0.03
Restructuring and related charges	-			0.02
Inventory step-up	0.01			0.02
Net gain on sale of non-strategic assets	-			(0.01)
Gain on transaction termination fee	-			(0.01)
Comparable diluted earnings per share (1)	$0.42			$1.35

(1) May not sum due to rounding as each item is computed independently.

RECONCILIATION OF REPORTED AND PRO FORMA NET SALES
(in thousands)

Pro forma net sales are provided because management believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, pro forma net sales for the three months ended August 31, 2004, present net sales after giving effect to the Robert Mondavi acquisition as if it had occurred as of March 1, 2004. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a reconciliation of reported net sales to pro forma net sales.

	For the Three	For the Three
	Months Ended	Months Ended
	August 31, 2005	August 31, 2004	Growth

CONSOLIDATED NET SALES
Reported net sales	$1,191,959	$1,036,941	15%
Prior year Robert Mondavi net sales (1)	-	103,800
Pro forma net sales	$1,191,959	$1,140,741	4%

CONSTELLATION WINES SEGMENT NET SALES
Reported net sales	$800,219	$671,724	19%
Prior year Robert Mondavi net sales (1)	-	103,800
Pro forma net sales	$800,219	$775,524	3%

BRANDED WINE NET SALES
Reported net sales	$556,367	$413,563	35%
Prior year Robert Mondavi net sales (1)	-	102,200
Pro forma net sales	$556,367	$515,763	8%

(1) For the period June 1, 2004, through August 31, 2004.

RECONCILIATION OF FREE CASH FLOW GUIDANCE
(in millions)

"Free cash flow" as used by the Company means the Company's net cash flow from operating activities prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP") less capital expenditures for property, plant and equipment. Free cash flow is considered a liquidity measure and provides useful information to investors about the amount of cash generated after such capital expenditures, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2006

Net cash provided by operating activities	$380	$400
Purchases of property, plant and equipment	(140)	(140)
Free cash flow	$240	$260

ATTACHMENTS TO CONSTELLATION BRANDS SECOND QUARTER FISCAL 2006 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2006
Restructuring and related charges - The company recorded restructuring and related charges, primarily associated with the Robert Mondavi acquisition, of $0.01 per share in the second quarter of fiscal 2006. The company expects to record restructuring and related charges of $0.01 per share for the third quarter of fiscal 2006 and $0.03 per share for fiscal 2006, primarily associated with the Robert Mondavi acquisition and certain personnel reductions in connection with the U.S. West Coast facility rationalization.
Acquisition-related integration costs - The company recorded acquisition-related integration costs associated with the Robert Mondavi acquisition of $0.02 per share in the second quarter of fiscal 2006. The company estimates acquisition-related integration costs to be $0.01 per share for the third quarter of fiscal 2006 and $0.05 per share for fiscal 2006.
Inventory step-up - The allocation of purchase price in excess of book value for certain inventory on hand at the date of acquisition is referred to as inventory step-up. Inventory step-up represents an assumed manufacturing profit attributable to the acquired company prior to acquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company. The flow through of inventory step-up related to the Robert Mondavi acquisition, including the investment in Opus One, and the investment in Ruffino had a negative impact of $0.01 per share in the second quarter of fiscal 2006. The impact of the flow through of inventory step-up is expected to be $0.02 per share for the third quarter of fiscal 2006, and $0.05 per share for fiscal 2006.
Adverse grape cost - In connection with the Robert Mondavi acquisition, the historical cost of certain inventory on hand at the date of acquisition was higher than the company's ongoing grape cost primarily due to the purchase of grapes by Robert Mondavi prior to the date of acquisition under the terms of their then existing grape contracts. The cost of the grapes purchased under these contracts was in excess of market prices. Therefore, the company's ongoing cost to purchase grapes will be lower than Robert Mondavi's historical cost. The excess of the historical cost of grapes over the company's ongoing cost of grapes is referred to by the company as the “adverse grape cost.” The flow through of adverse grape cost totaled $0.02 per share for the second quarter of fiscal 2006, and is expected to total $0.02 per share and $0.07 per share for the third quarter of fiscal 2006 and fiscal 2006, respectively.
Income tax adjustment - During the first quarter of fiscal 2006, the company recorded a benefit of $0.07 per share as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations.
Allied Domecq due diligence costs - During the second quarter of fiscal 2006, the company recorded $0.01 per share for professional service fees incurred for due diligence associated with its evaluation of a potential offer for Allied Domecq.
- more -

U.S. West Coast Facility Rationalization - The company initiated a program to consolidate certain west coast production processes. This will result in greater asset utilization and increased efficiencies while reducing ongoing operating costs. As a result of this initiative the company expects to record charges for the reconfiguration and accelerated depreciation related to certain production assets. The company expects charges of $0.02 per share for the third quarter of fiscal 2006, and charges of $0.03 per share for fiscal 2006, which will be recorded to cost of product sold.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005
Financing costs - On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004. In connection with this redemption, the company incurred an unusual charge of $0.03 per share in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement, proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and to repay the outstanding balance on Constellation’s prior credit agreement. The company recorded an unusual charge of $0.06 per share in the fourth quarter of fiscal 2005 for the write-off of bank fees related to the repayment of the company’s prior credit agreement. Financing costs charges totaled $0.09 per share in fiscal 2005.
Restructuring and related charges - In connection with the realignment of business operations within the company’s wines segment and the Robert Mondavi acquisition, the company recorded restructuring and related charges of $0.02 per share for fiscal 2005.
Acquisition-related integration costs - As a result of the Robert Mondavi acquisition, the company recorded acquisition-related integration cost of $0.03 per share for fiscal 2005.
Inventory step-up - The flow through of inventory step-up for the Hardy and Robert Mondavi acquisitions had a negative impact of $0.02 per share for fiscal 2005.
Adverse grape cost - The adverse grape cost totaled $0.03 per share for fiscal 2005.
Net gain on sale of non-strategic assets - In the fourth quarter of fiscal 2005, the company realized a gain on the sale of a portion of the Taunton cider property, plant and equipment, partially offset by a loss on the sale of the investment in the International Wine Investment Fund. The company recorded a net gain of $0.01 per share on these sales.
Gain on transaction termination fee - In the fourth quarter of fiscal 2005, the company recognized a gain of $0.01 per share related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture.

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